UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

September 22, 2004

Date of Report: (Date of earliest event reported)

Computer Associates International, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-9247	13-2857434
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Computer Associates Plaza, Islandia, New York	11749
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (631) 342-6000

Not Applicable

(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

     Item 1.01. Entry Into a Material Definitive Agreement

          On September 22, 2004, Computer Associates International, Inc. (“CA”) reached agreements with the United States Attorney’s Office for the Eastern District of New York (“USAO”) and the United States Securities Exchange Commission (“SEC”) by entering into a Deferred Prosecution Agreement with the USAO and the SEC’s filing of a Final Consent Judgment in the United States District Court for the Eastern District of New York. The agreements resolve the USAO and SEC investigations into certain of CA’s past accounting practices, including its revenue recognition policies and procedures, and obstruction of their investigations.

          Pursuant to the Deferred Prosecution Agreement, CA has agreed to establish a $225 million fund for purposes of restitution to current and former CA stockholders, with $75 million to be paid within 30 days of the date of approval of the Deferred Prosecution Agreement by the Court, $75 million to be paid within one year after the approval date and $75 million to be paid within 18 months after the approval date. These funds are to be distributed by a Fund Administrator, proposed by CA and approved by the USAO under a process commencing within 30 days, pursuant to the Fund Administrator’s “Restitution Plan,” to be approved by the USAO and the Court under a process to commence within six months after the Fund Administrator’s appointment. The payment of these restitution funds is in addition to the amounts, payable in CA shares and/or cash, that CA has previously agreed to provide current and former stockholders in settlement of certain private litigation last year.

          In addition, CA has agreed, among other things, to take the following actions by December 31, 2005: (1) adding a minimum of two new independent directors to its Board of Directors; (2) establishing a Compliance Committee of the Board of Directors; (3) implementing an enhanced compliance and ethics program, including appointing a Chief Compliance Officer; and (4) reorganizing its Finance and Internal Audit Departments. CA has also agreed to appoint an Independent Examiner to conduct a comprehensive review of CA’s practices for the recognition of software license revenue, its ethics and compliance policies and other matters. The Independent Examiner will also review CA’s compliance with the Deferred Prosecution Agreement and will report its findings and recommendations to the USAO, SEC and Board of Directors within six months after appointment and quarterly thereafter. The Independent Examiner must be approved by the USAO, the SEC and the Court, and will serve for a term of 18 months after appointment, subject to extension by the USAO and SEC.

          Pursuant to the Final Consent Judgment, CA will be permanently enjoined from violating Section 17(a) of the Securities Act of 1933, Sections 10(b), 13(a) and 13(b)(2) of the Securities Exchange Act of 1934 and Rules 10b-5, 12b-20, 13a-1 and 13a-13 under the Exchange Act. Pursuant to the Deferred Prosecution Agreement, CA also has agreed to comply in the future with federal criminal laws, including securities laws. In addition, CA has agreed not to make any public statement, in litigation or otherwise, contradicting its acceptance of responsibility for the accounting and other matters that are the subject of the investigations, or the related allegations by the USAO, as set forth in the Deferred Prosecution Agreement.

          Under the Deferred Prosecution Agreement and the Final Consent Judgment, CA also is required to cooperate fully with the USAO and SEC concerning their ongoing investigations into the misconduct of former CA employees. CA has also agreed to fully support efforts by the USAO and SEC to obtain disgorgement of compensation from any present or former CA officer who engaged in any improper conduct while employed at CA.

          After the Independent Examiner’s term expires, the USAO will seek to dismiss its charges against CA. However, CA shall be subject to prosecution at any time if the USAO determines that CA has deliberately given materially false, incomplete or misleading information pursuant to the Deferred Prosecution Agreement, has committed any federal crime after the date of the Deferred Prosecution Agreement or has knowingly, intentionally and materially violated any provision of the Deferred Prosecution Agreement (including any of those described above). Also, as indicated above, the USAO and SEC may require that the term of the Deferred Prosecution Agreement be extended beyond 18 months.

          Copies of the Deferred Prosecution Agreement and Final Consent Judgment are filed as exhibits to, and are incorporated into and made a part of, this report.

     Item 9.01. Financial Statements and Exhibits

          The following documents are filed as exhibits to this report.

10.1 Deferred Prosecution Agreement, including the related Information and Stipulation of Facts.

10.2 Final Consent Judgment of Permanent Injunction and Other Relief, including the related SEC complaint.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Computer Associates International, Inc.
Dated: September 22, 2004	By:
/s/Jeff Clarke
Jeff Clarke
Chief Operating Officer and Chief Financial
Officer